UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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UNITED SECURITY BANCSHARES, INC.

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UNITED SECURITY BANCSHARES, INC.

TO OUR SHAREHOLDERS:

We will hold the 2007 Annual Meeting of Shareholders of United Security Bancshares, Inc. (“Bancshares”), at 2:00 p.m., local time, on Tuesday, May 8, 2007, at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784.

We have enclosed a notice of the meeting, a proxy statement, a proxy and the Annual Report to Shareholders for 2006 and hope that you will study the enclosed materials carefully and attend the meeting in person.

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and return it by facsimile (334) 636-9606 or by mail in the accompanying envelope as promptly as possible. You may revoke the proxy by voting in person at the meeting, by signing and delivering a later-dated proxy or by giving written notice of revocation to the Secretary of Bancshares at any time before the proxy is voted.

Sincerely,

/s/ Hardie B. Kimbrough
Hardie B. Kimbrough
Chairman of the Board

/s/ R. Terry Phillips
R. Terry Phillips
President and Chief Executive Officer

April 3, 2007

UNITED SECURITY BANCSHARES, INC.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on

May 8, 2007

TO THE SHAREHOLDERS OF UNITED SECURITY BANCSHARES, INC.:

United Security Bancshares, Inc. (“Bancshares”) will hold its 2007 Annual Meeting of Shareholders at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784, on Tuesday, May 8, 2007, at 2:00 p.m., local time, for the following purposes:

(1)	to elect thirteen (13) directors of Bancshares to serve for the ensuing year; and

(2)	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of such meeting.

The Board of Directors has fixed the close of business on March 20, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

A complete list of the shareholders of Bancshares will be available and open for examination by any shareholder of Bancshares during ordinary business hours beginning two business days after the mailing of this notice of the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, you are requested to complete, sign and date the enclosed proxy and send it promptly by facsimile (334) 636-9606 or mail in the envelope provided for this purpose. The proxy may be revoked by voting in person at the Annual Meeting, by signing and delivering a later-dated proxy or by giving written notice of revocation to the undersigned Secretary of Bancshares at any time prior to the voting thereof.

By Order of the Board of Directors,

/s/ Larry M. Sellers
Larry M. Sellers
Secretary

Thomasville, Alabama

April 3, 2007

PROXY STATEMENT

i

UNITED SECURITY BANCSHARES, INC.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 8, 2007

INTRODUCTION

This Proxy Statement is furnished on or about April 3, 2007, by United Security Bancshares, Inc. (“Bancshares”) to the holders of common stock of Bancshares in connection with the 2007 Annual Meeting of Shareholders, and any adjournments or postponements thereof, to be held on Tuesday, May 8, 2007, at 2:00 p.m. at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784 (the “Annual Meeting”). The matters to be considered and acted upon are:

(1)	the election of thirteen (13) directors of Bancshares; and

(2)	the transaction of such other business as may properly come before the Annual Meeting.

The Board of Directors of Bancshares is soliciting the proxy, which is revocable at any time before it is voted. You may revoke the proxy by voting in person at the Annual Meeting, by giving written notice of revocation to the Secretary of Bancshares or by signing and delivering a later-dated proxy. We must, however, actually receive the written notice or later-dated proxy before the vote of the shareholders. We will vote all properly executed proxies delivered pursuant to this solicitation at the Annual Meeting and in accordance with instructions given, if any. If no instructions are given, we will vote the proxies FOR the election of the thirteen (13) director-nominees and in accordance with the instructions of management as to any other matters that may come before the Annual Meeting.

Bancshares will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, facsimile and electronic communication. Banks, brokers, nominees or fiduciaries will forward the proxy materials to their principals and obtain authorization for the execution of proxies. Bancshares will, upon request, reimburse banks, brokers, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

Shareholders Eligible to Vote

We are sending this Proxy Statement to shareholders of record as of the close of business on March 20, 2007. Only shareholders as of this date are eligible to vote at the Annual Meeting. At the close of business on March 20, 2007, there were 6,194,840 shares of the common stock of Bancshares, par value $0.01 per share, outstanding. Each shareholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the Annual Meeting.

Vote Required to Approve Proposals

At the Annual Meeting, a majority of the outstanding shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. Assuming the presence of a quorum, directors of Bancshares will be elected by a plurality of the shares represented at the Annual Meeting and entitled to vote, whether in person or by proxy.

A shareholder may abstain or withhold his or her vote (collectively, “abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting on any proposal brought before the Annual Meeting. Since the election of directors is determined by the votes cast at the Annual Meeting, abstentions will not affect the outcome of this proposal.

Generally, a broker may vote shares held in “street name” on routine matters without instructions from the beneficial owner of such shares. On the other hand, a broker may not vote shares held in “street name” on certain non-routine matters, absent instructions from the beneficial owner of such shares (a “broker non-vote”). Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be present with respect to any matter for which a broker does not have authority to vote. Broker non-votes will not be counted for purposes of the election of directors.

PROPOSAL 1

ELECTION OF DIRECTORS

Based on the nomination by the Nominating, Executive and Corporate Governance Committee, the Board of Directors recommends that the shareholders elect the thirteen (13) director-nominees named below to hold office until the 2008 Annual Meeting of Shareholders of Bancshares or until their successors are elected and qualified. All of the nominees currently serve as directors. Unless “Withhold” or “For All Except” is noted as to all or some of the nominees, proxies will be voted at the Annual Meeting for the election of the thirteen (13) nominees to the Board of Directors. The Board recommends you vote FOR the election of the thirteen (13) nominees.

Although Bancshares’ Bylaws provide for sixteen (16) directors, only thirteen (13) individuals have been nominated to serve on the Board of Directors. The Nominating, Executive and Corporate Governance Committee and the current Board of Directors believe that a Board of Directors of thirteen (13) persons is practical and efficient at this point in time. The Board has no current intention to fill the vacancies on the Board of Directors prior to the next annual meeting, although circumstances could necessitate the appointment of the additional directors in the future. Shareholders may not vote for a greater number of persons than the number of nominees named.

While we know of no reason why any nominee would be unable to serve as a director, if before the voting at the Annual Meeting, any person to be elected a director is unable to serve, the shares that would otherwise be voted for such person may be voted for the election of such substitute person as the members of the Board of Directors may recommend.

The following provides certain biographical information about the directors who have been nominated for election as directors of Bancshares. Bancshares, as the sole shareholder of First United Security Bank (“First United Security”), Bancshares’ banking subsidiary, intends to re-elect all of the directors of Bancshares as directors of First United Security. Mr. Kimbrough is currently the Chairman of the Board of Bancshares and the Chairman of the Board of First United Security. Information regarding the executive officers of Bancshares and First United Security who are not directors is provided also.

Information About Director-Nominees

Dan R. Barlow Director since 1997 Age 65	Mr. Barlow, now retired, served as Assistant Vice President of Bancshares and as Executive Vice President, City President of First United Security from 1997, upon the merger of First Bank & Trust (“FB&T”) with and into First United Security in 1997 (the “FB&T Merger”), until his retirement on December 31, 2006. Mr. Barlow became a director of Bancshares pursuant to the terms of the FB&T Merger.

Linda H. Breedlove Director since 1997 Age 63	Ms. Breedlove served as Publisher/Editor of The South Alabamian, Inc., a newspaper publishing company, for 29 years until January 2003. Ms. Breedlove, now retired, was employed with Breedlove Office Supply and Printing from January 2003 until April 2004.

Gerald P. Corgill Director since 1985 Age 65	Mr. Corgill has served as President of Dozier Hardware Company, Inc., a hardware and building supply company, since 1982.

Wayne C. Curtis Director since 2000 Age 67	Dr. Curtis has served as a private consultant since 1999 and currently serves as Professor Emeritus of Banking at Troy State University. He served part-time from 1999 through 2003 as the Director of Education and Regulatory Affairs with the Community Bankers Association of Alabama and served as the Assistant Superintendent and Superintendent of Banks in the Alabama State Banking Department from 1995 through 1999.

John C. Gordon Director since 1997 Age 49	Mr. Gordon has been self-employed, performing forestry, timberland and investment services for Forest Services, Inc. (land management) since 1994 and SSJ Land Co., Inc. since 1998.

William G. Harrison Director since 1976 Age 60	Mr. Harrison has served as Timber Settlements and Records Manager for Linden Lumber Company (sawmill) since 1999.

Hardie B. Kimbrough Director since 1986 Age 69	Mr. Kimbrough is currently Of Counsel with the Gilmore Law Office. Mr. Kimbrough served as Presiding Circuit Judge for the First Judicial Circuit of the State of Alabama from 1977 until his retirement in 1995.

Jack W. Meigs Director since 1997 Age 49	Mr. Meigs has served as Circuit Judge for the Fourth Judicial Circuit of the State of Alabama since 1991.

R. Terry Phillips Director since 1999 Age 53	Mr. Phillips became a director of Bancshares pursuant to an employment agreement among Bancshares, First United Security and Mr. Phillips dated January 1, 1999, and Mr. Phillips has served as President and Chief Executive Officer of Bancshares and First United Security since 1999. From 1991 until 1998, Mr. Phillips served as President and Chief Executive Officer of First Community Bank in Chatom, Alabama.

Ray Sheffield Director since 1997 Age 69	Mr. Sheffield was owner of Deas Insurance Agency from 1976 until 2001 and owner of West Alabama Insurance Agency from 1996 until 2001. Mr. Sheffield, now retired, served as sheriff of Clarke County, Alabama from 1971 until 1995.

James C. Stanley Director since 1978 Age 70	Dr. Stanley practiced dentistry until his retirement in 1997. Dr. Stanley served as a director of Bancshares from 1978 through May 9, 2006 and was appointed to fill a vacancy on the Board on May 18, 2006.

Howard M. Whitted Director since 1985 Age 62	Mr. Whitted was a forester for Weyerhauser Company, a forest products and container board manufacturer, from 1968 until his retirement in 2006. Mr. Whitted is currently a forester for Whitted Family Timberlands.

Bruce N. Wilson Director since 1997 Age 52	Mr. Wilson is currently a senior partner in the law firm of Wilson & Drinkard where he has worked since 1993.

Information About Executive Officers Who Are Not Also Directors

J. Daniel Matheson, III Age 49	Mr. Matheson has served as Investment Officer of Bancshares since May 2001 and as Senior Vice President, Investment Officer of First United Security since 1996. Mr. Matheson has served as Senior Vice President of First American Bank since 2006.

William D. Morgan Age 58	Mr. Morgan has served as Assistant Secretary of Bancshares since 1997 and as Assistant Vice President of Bancshares since 2000. Mr. Morgan has served as Executive Vice President, Loan Administration of First United Security since 1998.

Larry M. Sellers Age 58	Mr. Sellers has served as Vice President, Secretary and Treasurer of Bancshares since 1987. Mr. Sellers has served as Senior Executive Vice President and Chief Administrative Officer of First United Security since 1984.

Robert Steen Age 58	Mr. Steen has served as Assistant Treasurer of Bancshares since 1997, Assistant Vice President of Bancshares since 2000 and Principal Financial Officer and Principal Accounting Officer since 2003. Mr. Steen has served as Executive Vice President, Chief Financial Officer of First United Security since 1997, upon the FB&T Merger.

CORPORATE GOVERNANCE

Bancshares is committed to having sound corporate governance principles. Operating in accordance with such principles is essential to running Bancshares’ business effectively and to maintaining Bancshares’ integrity in the marketplace. Bancshares’ Board has adopted a Code of Business Conduct and Ethics that sets forth basic principles to guide Bancshares’ and First United Security’s employees, including the Chief Executive Officer, the Principal Financial Officer and other senior executive officers, in their conduct and compliance with applicable laws. A copy of the United Security Bancshares, Inc. Code of Business Conduct and Ethics is filed as Exhibit 14 to our Annual Report on Form 10-K for the year ended December 31, 2003.

The following is a summary of Bancshares’ Board independence standards, the Board and committee structure, the director nomination process and the procedures for shareholders to follow to communicate with the Board of Directors.

Director Independence

Applicable Nasdaq listing standards require that a majority of the Bancshares’ Board members be independent. Accordingly, because the Board of Directors currently has thirteen (13) members, Nasdaq requires that at least seven (7) of the directors be independent. In accordance with Nasdaq’s listing standards, a director is not considered to be independent unless the Board determines that the director has no relationship with Bancshares or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Bancshares or its subsidiaries) that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Members of the Audit, Compensation and Nominating, Executive and Corporate Governance committees also must meet the independence tests in the applicable Nasdaq listing standards and the securities laws.

The Board has determined that none of the directors standing for re-election, with the exception of Messrs. Phillips and Barlow, have any material relationships with Bancshares or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Bancshares or its subsidiaries) that would interfere with the exercise of independent judgment in carrying out their responsibilities. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and Bancshares and its subsidiaries. The purpose of this review was to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that the director was independent. Mr. Phillips is not independent because of his employment as the Chief Executive Officer and President of Bancshares, and Mr. Barlow is not independent because of his employment as an executive officer of Bancshares until his retirement in December 2006.

During the review of directors’ independence determinations, the Board of Directors specifically considered the relationships between Bancshares and Wilson & Drinkard, of which Mr. Wilson is a senior partner, and between Bancshares and the Gilmore Law Office, of which Mr. Kimbrough is Of Counsel. Both Wilson & Drinkard and the Gilmore Law Office are law firms that have historically provided legal services to Bancshares and its subsidiaries. Bancshares’ fee arrangements with Wilson & Drinkard and the Gilmore Law Office are negotiated on the same basis and are subject to the same terms and conditions as arrangements with other outside legal counsel for similar types of legal work. In 2006 Bancshares did not pay any legal fees to Wilson & Drinkard and paid less than $30,000 to the Gilmore Law Office for legal services. Based on this review, the Board concluded that Bancshares’ relationships with Wilson & Drinkard and the Gilmore Law Office do not interfere with the directors’ exercise of independent judgment in carrying out the responsibilities of a director.

Board Structure and Committees

The Boards of Directors of Bancshares and First United Security conduct their business through meetings of the boards and committees. During 2006 the Board of Directors of Bancshares met twelve times, and the Board of Directors of First United Security met thirteen times. All of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served.

The Board of Directors currently does not have a policy with regard to Board members’ attendance at the annual meeting of shareholders. All but one of the directors attended Bancshares’ 2006 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee assists the Board with its oversight responsibilities with respect to the financial reports and other financial information provided by Bancshares to its shareholders and others, Bancshares’ financial policies and procedures and disclosure controls and procedures, Bancshares’ system of internal controls and Bancshares’ auditing, accounting and financial reporting processes. The Audit Committee operates under a written charter approved by the Board of Directors on February 19, 2004, a copy of which is attached to this Proxy Statement as Appendix A. During 2006 the Audit Committee met six times. The Audit Committee Report appears in this Proxy Statement on page 25.

Applicable Nasdaq listing standards and the securities laws require that at least one member of Bancshares’ Audit Committee to have acquired through education or experience, an understanding of generally accepted accounting principles and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal control over financial reporting; and an understanding of audit committee functions. The Board has determined that Wayne C. Curtis, Chairman of the Audit Committee, has the requisite attributes of an “audit committee financial expert.” Dr. Curtis acquired such attributes through experience as the chief executive officer of a commercial bank (which involved supervising the accountant/controller of such bank), in addition to other relevant education and experience including serving as the Director of Education and Regulatory Affairs with the Community Bankers Association of Alabama and serving as the Assistant Superintendent and Superintendent of Banks in the Alabama State Banking Department.

The members of the Audit Committee are Wayne C. Curtis, Chairman, Hardie B. Kimbrough, William G. Harrison and Jack W. Meigs. The Board has carefully evaluated the backgrounds of the members of the Audit Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the Audit Committee’s charter.

Compensation Committee

The Compensation Committee assists the Board in overseeing and determining executive compensation. Among other responsibilities, the Compensation Committee reviews, recommends and approves salaries and other compensation of Bancshares’ and First United Security’s executive officers and administers Bancshares’ equity compensation plans. The Chief Executive Officer assists the Compensation Committee with determining the amount of compensation to be paid to the other executive officers but does not play a role in his own compensation determination. The Compensation Committee operates under a written charter which was adopted by the Board of Directors in 2004. The charter was amended this year to add as one of the Compensation Committee’s responsibilities, the review of the Compensation Discussion and Analysis portion of the proxy statement. A copy of the amended charter is attached to this Proxy Statement as Appendix B. The Compensation Committee met three times in 2006. The Compensation Committee Report appears in this Proxy Statement on page 14.

The scope of the Compensation Committee’s authority is limited to the responsibilities that are set forth in its charter. In fulfilling its responsibilities, the Compensation Committee may delegate its authority to subcommittees to the extent permitted by applicable law. The charter further provides the Compensation Committee with the authority to engage independent consultants and legal advisers when determined to be necessary or appropriate in fulfilling its responsibilities. The Compensation Committee has sole authority to retain and terminate any such consultant or legal adviser, including sole authority to approve the fees and other retention terms.

The members of the Compensation Committee are Bruce N. Wilson, Chairman, Linda H. Breedlove, Gerald P. Corgill, John C. Gordon and Howard M. Whitted. The Board has carefully evaluated the backgrounds of the members of the Compensation Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the Compensation Committee’s charter.

Nominating, Executive and Corporate Governance Committee

In February 2004 the Board of Directors of Bancshares created a Nominating, Executive and Corporate Governance Committee as a successor to the Executive Committee. Among other responsibilities, the Nominating, Executive and Corporate Governance Committee reviews and recommends the selection of directors and members of committees of the Board and reviews and establishes the governance practices of Bancshares. The Nominating, Executive and Corporate Governance Committee operates under a written charter adopted by the Board of Directors on February 19, 2004, a copy of which is attached to this Proxy Statement as Appendix C. The Nominating, Executive and Corporate Governance Committee met eleven times in 2006.

The members of the Nominating, Executive and Corporate Governance Committee are Hardie B. Kimbrough, Chairman, Gerald P. Corgill, Wayne C. Curtis, John C. Gordon and Ray Sheffield. The Board has carefully evaluated the backgrounds of the members of the Nominating, Executive and Corporate Governance Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the committee’s charter.

Consideration of Director-Nominees

Director Qualifications

Criteria that is used by the Nominating, Executive and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the candidate would meet the definition of “independent” as defined by the applicable Nasdaq listing standards, as well as the candidate’s skills, occupation and experience in the context of the needs of the Board. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Process for Identifying and Evaluating Director-Nominees

The process followed by the Nominating, Executive and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating, Executive and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material discussed below is provided on behalf of candidates recommended by shareholders, the Nominating, Executive and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as candidates submitted by Board members.

Director-Nominees Proposed by Shareholders

The Nominating, Executive and Corporate Governance Committee will consider candidates recommended by shareholders for inclusion by the Board of Directors in the slate of nominees that the Board recommends to the shareholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director-nominees, including candidates recommended by shareholders, the Nominating, Executive and Corporate Governance Committee applies the selection criteria and follows the process described above.

Shareholders may recommend individuals for the Nominating, Executive and Corporate Governance Committee to consider as potential director candidates by submitting the following information to the Nominating, Executive and Corporate Governance Committee of United Security Bancshares, Inc., c/o Corporate Secretary of United Security Bancshares, Inc., 131 West Front Street, P.O. Box 249, Thomasville, Alabama 36784:

•	The name of the recommended person;

•

All information relating to the recommended person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•

As to the shareholder making the recommendation, the name and address of such shareholder as they appear on Bancshares’ books; provided, however, that if the shareholder is not a registered holder of Bancshares’ stock, the shareholder should submit his or her name and address along with a current written statement from the registered holder; and

•	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Shareholder Communications with the Board of Directors

The Board of Directors will give appropriate attention to written communications that are submitted by shareholders and will respond as the Board deems appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating, Executive and Corporate Governance Committee will be primarily responsible for monitoring communications from shareholders and providing copies or summaries of such communications to the other directors as he or she considers appropriate. Communications will be forwarded to all directors if such communications relate to substantive matters and include suggestions or comments that the Chairman of the Nominating, Executive and Corporate Governance Committee considers important.

Shareholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Nominating, Executive and Corporate Governance Committee

c/o Corporate Secretary of United Security Bancshares, Inc.

131 West Front Street

P.O. Box 249

Thomasville, Alabama 36784

All written communications to Bancshares’ Board of Directors will be relayed to the Nominating, Executive and Corporate Governance Committee without being screened by management.

TRANSACTIONS WITH RELATED PERSONS

Bancshares recognizes that transactions between Bancshares or its subsidiaries and any of its directors or executive officers may present potential or actual conflicts of interest that are not in the best interests of Bancshares and its shareholders. Therefore, as a general matter and in accordance with Bancshares’ Code of Business Conduct and Ethics, Bancshares prefers to avoid such transactions. Nevertheless, there are situations where such transactions may be in, or may not be inconsistent with, the best interests of Bancshares and its shareholders. Therefore, Bancshares has adopted a written policy and procedures which require the Audit Committee to review and, if appropriate, to approve or ratify any such transactions.

Policy and Procedures Regarding Related Person Transactions

The Audit Committee’s policy and procedures set forth the process for reviewing, approving and ratifying transactions involving Bancshares and its subsidiaries and “related persons.” “Related persons” include directors and executive officers and their immediate family members, and shareholders owning 5% or more of Bancshares’ outstanding common stock. It is Bancshares’ policy to approve and ratify transactions involving related persons only when the Board of Directors, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of Bancshares and its shareholders.

The procedures provide that prior to entering into a related person transaction, management or the affected director or executive officer must bring the matter to the attention of a designated individual who will assess whether the matter should be considered by the Audit Committee. If a member of the Audit Committee is involved in the proposed transaction, he or she will be recused from all discussions and decisions about the transaction. To the extent a related person transaction is not identified in advance, the terms of the transaction will be reviewed and evaluated by the Audit Committee. Only transactions are that are in, or not inconsistent with, the best interests of Bancshares and its shareholders are approved or ratified.

Certain Transactions With Related Persons

Certain directors and executive officers of Bancshares and their family members were customers of, and had transactions with, First United Security in the ordinary course of business since the beginning of 2006, and additional transactions likely will take place in the ordinary course of business. With the exception of certain loans made under First United Security’s employee loan program, all outstanding loans and commitments were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, for comparable transactions with unrelated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

First United Security’s employee loan program offers all employees, including executive officers, up to two loans with a discounted interest rate of 90% of the prevailing interest rate at the time of the loan origination and interest-free loans on the purchase of computer equipment. The employee loan program is widely available to all employees and does not give preference to any executive officer over any other employee. All loans and extensions of credit under the employee loan program are made in compliance with the applicable insider lending restrictions of Section 22(h) of the Federal Reserve Act. Messrs. Phillips and Morgan have loans outstanding under the employee loan program that comply with all regulatory requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We believe that the compensation of our executive officers should link rewards to business results and shareholders’ returns. Specifically, the compensation program should attract, retain and motivate the executive officers necessary for our current and long-term success and should tie executive compensation with the performance of Bancshares. To that end, we have designed and implemented a compensation program that we believe maintains an appropriate balance between salary and incentive opportunity.

Oversight of the Compensation Program

Our Compensation Committee oversees our compensation program and approves the compensation paid to all executive officers, including the Chief Executive Officer, the Principal Financial Officer and the three other most highly compensated executive officers (the “Named Executive Officers”) (our Named Executive Officers are identified in the 2006 Summary Compensation Table on page 14). All of the members of the Compensation Committee have been determined by the Board of Directors to qualify as “independent” under the applicable Nasdaq director independence standards. The Compensation Committee is governed by the Charter of the Compensation Committee of the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix B.

Our Compensation Committee’s responsibilities include reviewing and approving the amount, form and terms of compensation to be paid to the Named Executive Officers and assessing and making recommendations to the Board regarding executive compensation and benefit plans and programs. The Chief Executive Officer assists the Compensation Committee with determining the amount of compensation to be paid to the other executive officers but does not play a role in his own compensation determination. Our Human Resources department, which consists of employees with significant compensation experience, also assists the Compensation Committee with compensation decisions by providing support and data for the committee.

The Charter of the Compensation Committee grants the committee the authority to hire outside consultants to further its objectives and perform its responsibilities, and while the Compensation Committee did not enlist the services of a compensation consultant in connection with determining 2006 compensation, it engaged Bankers Bank of Atlanta, Georgia in December 2006, to conduct an annual review of our compensation program and benefit structure for executive management.

Compensation Objectives

Compensation is based on an individual’s level of job responsibility and experience and company performance. We want to attract and retain, on a long-term basis, high caliber personnel, and to that end, provide a total compensation opportunity that is competitive in the banking industry, taking into account relative company size and performance as well as individual responsibilities and achievements. To provide better insight into compensation levels for executive officers with responsibilities similar to Bancshares, we review the compensation practices of publicly traded banks of comparable size and complexity to Bancshares and consider peer group information compiled from SNL Financial’s Executive Compensation Review.

We compensate our Named Executive Officers with a combination of base salary and cash incentives designed to be competitive and to align management’s incentives with business results and shareholders’ returns. We design the incentive compensation to reward not only company-wide performance but also the achievement of specific goals within areas under the control of the executive officers.

Base Salaries

Base salary is a major component of the Named Executive Officers’ compensation and is reviewed and approved by the Compensation Committee annually to determine whether the salary is appropriate. Each Named Executive Officer’s base salary is determined principally by the responsibilities required by the officer’s position, the officer’s length of service in a position at Bancshares, as well as the officer’s individual competence. In order to ensure the salaries are competitive, we also take into consideration salaries paid to senior management at regional banks of comparable size. In the case of the Chief Executive Officer, we further considered the performance of Bancshares during the seven years he has held the position, the anticipated level of difficulty of replacing the Chief Executive Officer with someone of comparable experience and skill and the parameters set forth in his employment agreement.

Based on these factors, the Compensation Committee approved an average increase of 9.6% for the Named Executive Officers in December 2005 to take effect during the 2006 fiscal year.

At its meeting in December 2006, the Compensation Committee established the base salaries for the Named Executive Officers for 2007. The committee considered the same factors for setting base salaries in 2007 as it used in 2006 and approved an average increase of 10.1% for the Named Executive Officers for the 2007 fiscal year.

Annual Cash Incentive Compensation

Our practice is to make annual awards of cash bonuses to all employees, including the Named Executive Officers, under our Incentive Earnings Program. The incentive program is an annual cash incentive plan that links incentives to performance results of the prior year. The program is structured to motivate employees to achieve the business goals set by Bancshares and reward employees for achieving such goals. Awards generally are based on three components: Bancshares’ corporate results, First United Security’s operating results, and the individual executive officer’s performance. Under the program, awards are expressed as a percentage of an employee’s base salary.

The criteria used to establish cash bonuses differ based on whether the individual is a non-loan officer or a loan officer. For 2006 the performance goals for all of our Named Executive Officers emphasized increases in Bancshares’ return on average equity, First United Security’s return on average assets and First United Security’s deposit growth. Additional performance criteria that applied to Messrs. Phillips, Barlow and Morgan included the individual officer’s loan portfolio quality. Additional criteria that applied to Messrs. Steen and Sellers were a reduction of non-interest expense and an increase in non-interest income.

Under the incentive program, our Named Executive Officers can receive a maximum incentive bonus of up to 43.8% of their base salaries. The amount of the 2006 incentive cash bonus as a percentage of each Named Executive Officer’s compensation was as follows:

Officer	2006 Incentive Cash Bonus as a Percentage of Compensation
Phillips	28.3%
Steen	25.2%
Sellers	25.7%
Barlow	20.0%
Morgan	18.9%

At its meeting in December 2006, the Compensation Committee established performance criteria for the executive officers for 2007 under the Incentive Earnings Program. The performance criteria set by the Compensation Committee under the incentive program for 2007 generally are the same as those for 2006. See “2006 Grants of Plan-Based Awards” on page 15 for additional information regarding these awards.

Salary Continuation Agreements and Director Retirement Agreements

Salary Continuation Agreements. In order to encourage certain members of our senior management, including the Named Executive Officers, to remain employed with Bancshares, we entered into salary continuation agreements with the Named Executive Officers in September 2002. The salary continuation agreements are nonqualified arrangements that are designed to motivate the executive officers to remain employed with Bancshares until their retirement. Under the salary continuation agreements, each Named Executive Officer will receive a benefit that will be paid annually for fifteen years, beginning at normal retirement age (age 65). The benefit is reduced if the executive officer retires early or terminates employment due to a disability.

The salary continuation agreements also provide a change in control benefit to our Named Executive Officers. Our senior management and other employees have built Bancshares into the successful corporation that it is today, and we believe that it is important to protect their financial interests in event of a change in control. Further, we believe that the interests of Bancshares’ shareholders will be best served if the interests of our Named Executive Officers are aligned with the shareholders. Providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our shareholders. Accordingly, the salary continuation agreements provide our Named Executive Officers with certain benefits in the event of a change in control of Bancshares or a change in control of First United Security. If a Named Executive Officer is terminated following a change in control, we will pay the executive officer an amount equal to the maximum annual benefit he would have been entitled to receive had he terminated employment at normal retirement age (age 65) for a period of fifteen years.

Director Retirement Agreements. In order to encourage the members of the Board of Directors to continue to serve as directors of Bancshares, we entered into director retirement agreements in October 2002 with each director, including the employee-directors, Messrs. Phillips and Barlow. The director retirement agreements are nonqualified arrangements that are designed to motivate the directors to serve on the Board until their retirement. The agreements promise each director an annual benefit for ten years, payable on or after the director reaches normal retirement age (age 70). The amount of the benefit was initially set at $12,000 in September 2002 and is increased by 3% each year until the director reaches normal retirement age. The benefit is reduced if the director retires early or terminates service as a director due to a disability.

Similar to the salary continuation agreements, the director retirement agreements provide a change in control benefit to our directors. For the reasons discussed above, we believe that the interests of Bancshares’ shareholders will be best served if the interests of our directors are aligned with the shareholders. Therefore, the director retirement agreements provide that if a director is terminated following a change in control of Bancshares or a change in control of First United Security, we will pay the director an amount equal to the maximum annual benefit he or she would have been entitled to receive had the director terminated service as a director at normal retirement age (age 70) for a period of ten years. These same terms apply to all of the director retirement agreements, including the agreements with employee-directors, Messrs. Phillips and Barlow.

Additional details regarding these salary continuation agreements and director retirement agreements, as well as the amounts that would be payable in the event of a termination of employment and/or a change in control, are discussed below under the caption, “Potential Payments Upon Termination or Change in Control,” on page 16.

Termination and Change in Control Benefits Under Mr. Phillips’ Employment Agreement

Mr. Phillips, the Chief Executive Officer, is the only Named Executive Officer with an employment agreement. In 1999 when Mr. Phillips was hired as the Chief Executive Officer, Bancshares and Mr. Phillips entered into an employment agreement, which was amended and restated effective January 1, 2000. Details regarding the termination and change in control provisions of Mr. Phillips’ employment agreement are discussed below under the caption, “Potential Payments Upon Termination or Change in Control,” beginning on page 16.

Perquisites and Other Benefits

We provide our Named Executive Officers with limited perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain qualified senior management. It is our belief that perquisites for executive officers should be limited in scope and value and should also be reflective of similar perquisites provided to executive officers at other regional banks of comparable size.

Perquisites provided to the Named Executive Officers include a company-provided automobile. Additionally, Bancshares pays the annual premiums for a term life insurance policy in the amount of $250,000 for Mr. Phillips and a whole life insurance policy with a $50,000 death benefit for Mr. Sellers. The Named Executive Officers participate in our employee benefit plans and programs on the same terms and conditions as other employees. The benefits available generally include medical and dental insurance, disability insurance, and life insurance. In addition, Bancshares sponsors a 401(k) plan in which all eligible employees, including the Named Executive Officers, may participate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with Bancshares’ management. Based on the review and discussions, the Compensation Committee recommended to Bancshares’ Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report furnished by the Compensation Committee:

Bruce N. Wilson, Chairman

Linda H. Breedlove

Gerald P. Corgill

John C. Gordon

Howard M. Whitted

EXECUTIVE COMPENSATION

2006 Summary Compensation Table

The Named Executive Officers’ compensation consists of the following elements: base salary, an annual cash incentive, retirement and other post-employment benefits, and limited perquisites and other personal benefits. The following table sets forth, for the year ended December 31, 2006, a summary of the compensation paid to or earned by the Named Executive Officers.

Based on the compensation reflected in the table below, “Salary” accounted for the following percentages of each Named Executive Officer’s total compensation: 62.3% for Mr. Phillips, 64.9% for Mr. Steen, 64.0% for Mr. Sellers, 61.8% for Mr. Barlow and 64.4% for Mr. Morgan.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
R. Terry Phillips(4) President & Chief Executive Officer of Bancshares and First United Security	2006	$292,500	$82,631	$52,059	$42,280	$469,470
Robert Steen Assistant Vice President, Assistant Treasurer, Principal Financial Officer & Principal Accounting Officer of Bancshares and Executive Vice President & Chief Financial Officer of First United Security	2006	$140,750	$35,539	$24,954	$15,582	$216,825
Larry M. Sellers Vice President, Secretary & Treasurer of Bancshares and Senior Executive Vice President & Chief Administrative Officer of First United Security	2006	$166,400	$42,824	$26,443	$24,186	$259,853
Dan R. Barlow Assistant Vice President of Bancshares and Executive Vice President, City President of First United Security	2006	$108,300	$21,660	$14,008	$31,137	$175,105
William D. Morgan Assistant Vice President & Assistant Secretary of Bancshares and Executive Vice President, Loan Administration of First United Security	2006	$108,300	$20,421	$23,210	$16,160	$168,091

(1)

This column represents the cash bonuses earned by the Named Executive Officers during the 2006 year under Bancshares’ Incentive Earnings Program. These bonuses, while earned in 2006, were paid to the Named Executive Officers in January 2007. For additional information about the Incentive Earnings Program, see “Annual Cash Incentive Compensation” beginning on page 11 of this Proxy Statement.

(2)

This column represents the change in the present value of the benefit under a Named Executive Officer’s salary continuation agreement and director retirement agreement, if applicable. The changes in the present values of the benefits under Mr. Phillips’ salary continuation agreement and director retirement agreement were $48,960 and $3,099, respectively. The changes in the present values of the benefits under Mr. Barlow’s salary continuation agreement and director retirement agreement were $8,289 and $5,719, respectively. See “Potential Payments Upon Termination or Change in Control” on page 16 of this Proxy Statement for additional information regarding these agreements.

(3)	The following table describes each component in this “All Other Compensation” column.

Name	401(k) Contributions	Life Insurance Premiums	Board and Committee Fees	Automobile	Unused Vacation	Total
R. Terry Phillips	$13,200	$1,585	$18,400	$9,095	—	$42,280
Robert Steen	$10,829	—	$3,600	$1,153	—	$15,582
Larry M. Sellers	$12,838	$800	$5,400	$1,948	$3,200	$24,186
Dan R. Barlow	$8,506	—	$18,400	$4,231	—	$31,137
William D. Morgan	$8,374	—	$3,600	$2,103	$2,083	$16,160

(4)

Mr. Phillips’ employment agreement sets forth the terms of his employment, including his minimum compensation. See “Potential Payments Upon Termination or Change in Control” on page 16 of this Proxy Statement for additional information about Mr. Phillips’ employment agreement.

2006 Grants of Plan-Based Awards

The following table provides information about non-equity awards granted to the Named Executive Officers in 2006 under Bancshares’ Incentive Earnings Program for the year 2007. The payouts represent amounts the Named Executive Officers can potentially earn under the program if certain qualitative and quantitative performance criteria are achieved during 2007. For a further discussion of the 2007 Incentive Earnings Program, see “Annual Cash Incentive Compensation” beginning on page 11 of this Proxy Statement. Bancshares did not grant any other equity or non-equity awards to the Named Executive Officers in 2006.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)
		Threshold	Target	Maximum
R. Terry Phillips	12/21/06	$54,050	—	$136,450
Robert Steen	12/21/06	$22,230	—	$56,160
Larry M. Sellers	12/21/06	$26,149	—	$66,060
Dan R. Barlow(3)	—	—	—	—
William D. Morgan	12/21/06	$21,750	—	$54,750

(1)	On December 21, 2006, the Compensation Committee established the criteria pursuant to which awards may be paid to the Named Executive Officers based on 2007 performance.
(2)

These columns represent the potential payouts for each Named Executive Officer under the 2007 Incentive Earnings Program if the threshold and maximum goals are satisfied for all performance measures. There is no target payout amount.

(3)	No payout amounts are listed for Mr. Barlow because while he was a Named Executive Officer during 2006, he retired from Bancshares effective December 31, 2006.

Pension Benefits

The following table provides information with respect to each pension plan that provides for payments to the Named Executive Officers following or in connection with retirement.

Name	Plan Name(1)	Number of Years Credited Service	Present Value of Accumulated Benefit(2)		Payments During Last Fiscal Year
R. Terry Phillips	Salary Continuation Agreement Director Retirement Agreement	5 5	$ $ $	638,850 40,448 679,298	-0- -0-
Robert Steen	Salary Continuation Agreement	5		$325,607	-0-
Larry M. Sellers	Salary Continuation Agreement	5		$345,044	-0-
Dan R. Barlow(3)	Salary Continuation Agreement Director Retirement Agreement	5 5	$ $ $	316,016 74,620 390,636	-0- -0-
William D. Morgan	Salary Continuation Agreement	5		$302,855	-0-

(1)

These agreements provide the Named Executive Officer with a defined benefit at retirement. See “Potential Payments Upon Termination or Change in Control” below for additional information regarding these salary continuation agreements and director retirement agreements.

(2)	This column represents the present value of the benefit under each Named Executive Officer’s respective agreement as of December 31, 2006.
(3)

Mr. Barlow retired effective December 31, 2006, and in 2007 began receiving payments in accordance with the terms of his salary continuation agreement. Mr. Barlow continues to serve as a director of Bancshares, and accordingly is not entitled to any benefit at this time under his director retirement agreement.

Potential Payments Upon Termination or Change in Control

Bancshares has entered into the following agreements that will require us to provide compensation and benefits to the Named Executive Officers in the event of a termination of employment or a change in control of Bancshares or First United Security.

Salary Continuation Agreements

Under the terms of each salary continuation agreement, if a Named Executive Officer terminates his employment with Bancshares or First United Security as a result of his resignation, retirement, death or disability or a change in control of Bancshares or First United Security, he is entitled to be paid an annual benefit for a term of fifteen years. A Named Executive Officer’s potential annual benefit is based on an amount that is increased by 4% each year until the executive officer reaches the normal retirement age of 65. The terms of each Named Executive Officer’s salary continuation agreement are identical with the exception of the amount of the benefit that will be paid to the executive officer. The agreements provide for benefits as follows.

Normal Retirement. Upon termination of employment after reaching normal retirement (age 65), each Named Executive Officer is entitled to an annual benefit that will be paid for fifteen years beginning immediately following his termination. Specifically, the Named Executive Officers will receive the following annual retirement benefit at normal retirement age for a period of fifteen years:

Officer	Annual Benefit in the Event of Normal Retirement
Phillips	$192,001
Steen	$61,501
Sellers	$66,001
Barlow	$36,000
Morgan	$61,500

Note that Mr. Barlow was entitled to his full benefit on December 31, 2006, because he reached age 65 in 2006.

Early Retirement. To the extent a Named Executive Officer terminates employment prior to reaching normal retirement age (age 65), his maximum annual benefit that would be payable at normal retirement is reduced for each year prior to normal retirement. The early retirement benefit is then payable once the executive officer reaches normal retirement age. For example, if the Named Executive Officers terminated employment on December 31, 2006, they would receive the following annual early retirement benefit at age 65 for a period of fifteen years:

Officer	Annual Benefit in the Event of Early Retirement
Phillips	$92,248
Steen	$37,389
Sellers	$40,124
Barlow	$36,000
Morgan	$35,950

Note that Mr. Barlow was entitled to his full benefit on December 31, 2006, because he reached age 65 in 2006.

Disability. To the extent a Named Executive Officer terminates employment due to a disability as determined by the carrier of an insurance policy covering the executive or by the Social Security Administration, the maximum annual benefit that would be payable at normal retirement is reduced for each year prior to normal retirement. The disability benefit is then payable once the executive officer reaches normal retirement age. For example, if the Named Executive Officers terminated employment on December 31, 2006, due to a disability, they would receive the following annual disability benefit at normal retirement age for a period of fifteen years:

Officer	Annual Benefit in the Event of a Disability
Phillips	$115,311
Steen	$46,736
Sellers	$50,155
Barlow	$36,000
Morgan	$44,938

Note that Mr. Barlow was entitled to his full benefit on December 31, 2006, because he reached age 65 in 2006.

Change in Control. If a Named Executive Officer is terminated subsequent to a change in control of Bancshares or First United Security, he is entitled to receive the maximum annual benefit that would have been payable at normal retirement age. The change in control benefit is then payable once the executive officer reaches normal retirement age. For example, if the Named Executive Officers were terminated on December 31, 2006, following a change in control, they would receive the following annual change in control benefit at age 65 for a period of fifteen years:

Officer	Annual Benefit Upon Termination Following a Change in Control
Phillips	$192,001
Steen	$61,501
Sellers	$66,001
Barlow	$36,000
Morgan	$61,500

Note that Mr. Barlow was entitled to his full benefit on December 31, 2006, because he reached age 65 in 2006.

Death. If a Named Executive Officer dies prior to receiving his salary continuation benefit, his beneficiary generally is entitled to receive the maximum annual benefit that would have been payable at normal retirement age described above under “Normal Retirement.” The death benefit would be payable to his beneficiary immediately following the executive officer’s death.

Director Retirement Agreements

Under the terms of each director retirement agreement, if a director terminates his directorship with Bancshares or First United Security as a result of his resignation, retirement, death or disability or a change in control of Bancshares or First United Security, he is entitled to be paid an annual benefit for a term of ten years. Two of our Named Executive Officers, Messrs. Phillips and Barlow, are directors of Bancshares and First United Security, and are parties to director retirement agreements. The terms of each director’s agreement are identical with the exception of the amount of the benefit to be paid to each director. The agreements provide for benefits as follows.

Normal Retirement. Upon termination of service as a director after reaching normal retirement (age 70), each director is entitled to an annual benefit that will be paid to the director for ten years beginning immediately following his termination. Assuming the employee-directors continue to serve on the Board until their retirement on or after age 70, the employee-directors will receive the following annual retirement benefit at their termination for a period of ten years:

Employee-Director	Annual Benefit Upon Termination On or After Age 70
Phillips	$22,993
Barlow	$15,657

Early Retirement. To the extent a director terminates his or her service on the Board prior to reaching the normal retirement age of 70, the maximum annual benefit that would be payable at normal retirement is reduced for each year prior to normal retirement. The early retirement benefit is then payable once the director reaches normal retirement age. For example, if the employee-directors terminated their service as directors on December 31, 2006, they would receive the following annual early retirement benefit at age 70 for a period of ten years:

Employee-Director	Annual Benefit in the Event of Early Retirement
Phillips	$4,331
Barlow	$7,015

Disability. To the extent a director no longer serves on the Board due to a disability as defined in an insurance policy covering the director or as determined by a physician, the maximum annual benefit that would be payable at normal retirement is reduced for each year prior to normal retirement. The disability benefit is then payable once the director reaches normal retirement age. For example, if the employee-directors terminated their service as a director on December 31, 2006, due to a disability, they would receive the following annual disability benefit at age 70 for a period of ten years:

Employee-Director	Annual Benefit in the Event of a Disability
Phillips	$13,506
Barlow	$13,506

Change in Control. To the extent a director’s directorship is terminated subsequent to a change in control of Bancshares or First United Security, he or she is entitled to receive the maximum annual benefit that would have been payable at normal retirement age. The change in control benefit is then payable once the director reaches normal retirement age. For instance, if the employee-directors were terminated from the Board on December 31, 2006, following a change in control, they would be entitled to the following annual change in control benefit beginning at age 70 for a period of ten years:

Employee-Director	Annual Benefit Upon Termination Following a Change in Control
Phillips	$22,993
Barlow	$15,657

Death. If an employee-director dies prior to receiving the director retirement benefit, his or her beneficiary generally is entitled to receive the maximum annual benefit that would have been payable at normal retirement age described above under “Normal Retirement.” The death benefit would be payable to his or her beneficiary immediately following the director’s death.

R. Terry Phillips’ Employment Agreement

In 1999 when Mr. Phillips was hired as Chief Executive Officer and President of Bancshares and First United Security, Bancshares and Mr. Phillips entered into an employment agreement, which was amended and restated effective January 1, 2000. The agreement’s initial term was three years but contains automatic renewal provisions such that the remaining term of the agreement at any given time is generally three years. The agreement provides that Mr. Phillips will be paid and eligible for the following compensation, among other employee benefits: an annual base salary not less than $192,500; the opportunity to earn an annual bonus under any incentive plan and participate in any long-term incentive programs; term life insurance coverage in the amount of $250,000; and reimbursement of ordinary and reasonable expenses incurred in the performance of his duties as Chief Executive Officer and President of Bancshares and First United Security. The agreement also contains non-compete and confidentiality restrictions. Specifically, Mr. Phillips is prohibited from competing with Bancshares for twelve months following the expiration of the agreement and from disclosing confidential and proprietary information for a period of three years after the expiration of the agreement; however, if there is a change in control, these limitations do not apply. In the event Mr. Phillips fails to satisfy these non-compete/non-disclosure obligations, Bancshares will be entitled to any appropriate remedy to enforce the obligations.

Under the terms of Mr. Phillips’ employment agreement, he is entitled to certain payments and benefits as a result of his resignation, retirement, death or disability or a change in control of Bancshares or First United Security. The agreement provides that Mr. Phillips will be paid and eligible for compensation, among other benefits, under the following circumstances.

Upon Mr. Phillips’ termination due to normal retirement or death, he is entitled to a pro rata share of the annual incentive bonus he would have been entitled to receive under the Incentive Earnings Program. In the event of Mr. Phillips’ termination due to his disability, he is entitled to a pro rata share of the annual incentive bonus he would have been entitled to receive under the Incentive Earnings Program and his base salary for a period of six months.

If Mr. Phillips is involuntary terminated without cause or Mr. Phillips terminates his employment for “good reason,” he is entitled to a lump sum cash payment in the amount of three times his base salary then in effect; provided, however, if the termination occurs after a change in control, or a change in control occurs within six months after the termination, he is entitled to a lump sum cash payment in the amount of five times his base salary then in effect. He further is entitled to continue all welfare benefits at the same cost and the same coverage level for three years following his termination (unless he receives substantially similar benefits from a subsequent employer), and receive the title to his company-provided automobile, including a cash amount necessary to satisfy any adverse tax effects from receiving the automobile.

In the event Mr. Phillips terminates his employment for any reason within the thirty days following the first anniversary of a change in control, he is entitled to a lump sum cash payment in the amount of three times his base salary then in effect, all welfare benefits at the same cost and the same coverage level for three years following his termination (unless he receives substantially similar benefits from a subsequent employer), and title to his company-provided automobile, including a cash amount necessary to satisfy any adverse tax effects from receiving the automobile.

Furthermore, if any payment made to Mr. Phillips under his employment agreement is subject to Internal Revenue Code Section 4999’s excise tax, or any interest or penalties with respect to such excise tax, Bancshares must gross-up the amount of the payment to offset the impact of the excise tax and/or interest and penalties.

DIRECTOR COMPENSATION

Bancshares uses cash compensation to attract and retain qualified candidates to serve on the Board of Directors. In establishing director compensation, Bancshares considers the significant amount of time that directors expend in fulfilling their duties to Bancshares as well as the skill-level required by Bancshares of members of the Board.

Fees

The directors of Bancshares receive $600 per month for service as directors and $500 per board meeting attended. The Chairman of the Board receives an additional $750 per month, the Secretary receives $450 per month and the Assistant Secretary, Assistant Treasurer and Investment Officer each receive $300 per month for service in such capacities. Non-employee committee members receive $250 per committee meeting attended, and the Chairmen of the Audit Committee, the Compensation Committee, and the Nominating, Executive and Corporate Governance Committee each receive an additional $150 per meeting attended. Directors are reimbursed for reasonable travel expenses incurred in the performance of their duties.

All of the directors of Bancshares also serve as the directors of First United Security, and they receive $400 per month for service as directors of First United Security. The non-employee directors of First United Security’s subsidiary, Acceptance Loan Company, Inc., each receive $250 per month, with the exception of the Chairman who receives an additional $150 per month. The non-employee directors of First United Security’s other subsidiary, FUSB Reinsurance, Inc., receive $250 per meeting attended. The non-employee members of the Board of Directors of Acceptance Loan Company, Inc. include Bruce N. Wilson, Chairman, Ray Sheffield and James C. Stanley, The non-employee members of the Board of Directors of FUSB Reinsurance, Inc. are Jack W. Meigs, Ray Sheffield and Bruce N. Wilson.

Director Retirement Agreements

Bancshares has entered into retirement agreements with all of the directors of Bancshares. Under the terms of each retirement agreement, if a director terminates his or her directorship with Bancshares or First United Security as a result of his or her resignation, retirement, death or disability or a change in control of Bancshares or First United Security, the director is entitled to an annual benefit for a term of ten years. The amount of the benefit depends on the reason for the director’s termination of service and the number of years served as a director. See “Potential Payments Upon Termination or Change in Control” on page 16 of this Proxy Statement for additional information regarding these agreements.

Deferral Plan

The United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan allows a non-employee director to defer up to 100% of his or her director fees. Each non-employee director who defers his or her fees through the plan has the option of investing the deferred amounts either in the form of share units or cash. If the deferred amounts are invested in share units, the return is determined as if such funds had been invested in Bancshares’ common stock, and if the deferred amounts are invested in cash, the return is calculated at an interest rate equal to the 30-Day London Interbank Offered Rate (LIBOR) plus 75 basis points. Deferred amounts generally are distributed to a director at the termination of such individual’s service as a director of Bancshares. The following directors defer all or a portion of their director fees under the plan: Linda H. Breedlove, Wayne C. Curtis, John C. Gordon, Hardie B. Kimbrough, Howard M. Whitted and Bruce N. Wilson.

2006 Director Compensation

The following table provides information regarding compensation earned or paid to Bancshares’ non-employee directors in 2006.

Name(1)	Fees Earned or Paid in Cash	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Linda H. Breedlove(4)	$19,150	$5,104	—	$24,254
Gerald P. Corgill	$23,650	$5,698	$105	$29,453
Wayne C. Curtis(4)	$25,050	$6,196	$2,897	$34,143
John C. Gordon(4)	$27,900	$2,529	$116	$30,545
William G. Harrison	$19,400	$4,570	—	$23,970
Hardie B. Kimbrough(4)	$34,550	$6,966	$213	$41,729
Jack W. Meigs	$19,900	$2,553	$1,392	$23,845
Ray Sheffield	$25,900	$6,966	$116	$32,982
James C. Stanley	$17,900	$6,829	—	$24,729
Howard M. Whitted(4)	$23,400	$4,823	$2,794	$31,017
Bruce N. Wilson(4)	$19,850	$2,979	—	$22,829

(1)

Compensation information for Messrs. Phillips and Barlow, who serve on the Board of Directors in addition to serving as executive officers of Bancshares, is set forth above in the “2006 Summary Compensation Table.”

(2)

This column represents the change in the present value of a director’s benefit under a director retirement agreement. See “Potential Payments Upon Termination or Change in Control” on page 16 of this Proxy Statement for additional information regarding these agreements.

(3)	This column reflects mileage reimbursements paid to certain directors. Directors who must travel outside their county of residence to attend any meeting are reimbursed for mileage.
(4)	These directors defer all or a portion of their director fees under the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Bruce N. Wilson, Chairman, Linda H. Breedlove, Gerald P. Corgill, John C. Gordon and Howard M. Whitted. Pursuant to the Compensation Committee’s charter, Mr. Phillips, Chief Executive Officer and President of Bancshares, is permitted to be present at meetings during which executive compensation other than for himself is under review and consideration. No member of the Compensation Committee during 2006 was an executive officer of another company whose board of directors has a comparable committee on which one of our executive officers serves.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 15, 2007, no person was known to management to be the beneficial owner of more than 5% of Bancshares’ outstanding common stock. The following table sets forth the number and percentage of outstanding shares of Bancshares’ common stock beneficially owned as of March 15, 2007, by (i) the Named Executive Officers; (ii) each director and director-nominee of Bancshares; and (iii) all executive officers and directors of Bancshares as a group.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS
Dan R. Barlow(2)	18,543	*
Linda H. Breedlove(3)	7,136	*
Gerald P. Corgill(4)	151,886	2.5%
Wayne C. Curtis(5)	1,273	*
John C. Gordon(6)	155,872	2.5%
William G. Harrison(7)	56,086	*
Hardie B. Kimbrough(8)	68,206	1.1%
Jack W. Meigs(9)	550	*
William D. Morgan(10)	16,450	*
R. Terry Phillips(11)	4,491	*
Larry M. Sellers(12)	32,664	*
Ray Sheffield(13)	63,200	1.0%
James C. Stanley(14)	10,000	*
Robert Steen(15)	7,575	*
Howard M. Whitted(16)	11,546	*
Bruce N. Wilson(17)	11,154	*
All directors and executive officers as a group (17 persons)	620,430	10.0%

*	Represents less than 1% of the outstanding shares.
(1)

Unless otherwise indicated, the named person has sole voting and sole investment power for the shares indicated. Percentage of ownership is based on 6,200,267 shares of Bancshares’ common stock representing 6,194,840 shares outstanding as of March 15, 2007, and 5,427 shares of common stock equivalents held in the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan which may be acquired by certain directors within 60 days of March 15, 2007. Bancshares currently has 10,000,000 shares of common stock, par value $0.01 per share, authorized for issuance.

(2)	Includes 548 shares owned by Mr. Barlow’s spouse with respect to which Mr. Barlow disclaims beneficial ownership.
(3)

Includes 138 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Ms. Breedlove may acquire beneficial ownership within 60 days.

(4)

Includes 105,072 shares owned by Mr. Corgill’s spouse with respect to which Mr. Corgill disclaims beneficial ownership. Also includes 450 shares held jointly by Mr. Corgill, Mr. Corgill’s spouse and their son. Also includes 4,124 shares owned by Dozier Hardware Company, Inc. of which Mr. Corgill is President and 7,240 shares owned by the Dozier Hardware Company, Inc. Profit Sharing Plan & Trust.

(5)

Includes 123 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Dr. Curtis may acquire beneficial ownership within 60 days.

(6)

Includes 10,560 shares held jointly with Mr. Gordon’s spouse. Also includes 200 shares owned by Mr. Gordon’s two children. Also includes 59 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Gordon may acquire beneficial ownership within 60 days.

(7)	Includes 264 shares held jointly with Mr. Harrison’s spouse.
(8)

Includes 280 shares held jointly with Mr. Kimbrough’s spouse. Also includes 28,994 shares owned by Mr. Kimbrough’s spouse with respect to which Mr. Kimbrough disclaims beneficial ownership. Also includes 3,046 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Kimbrough may acquire beneficial ownership within 60 days.

(9)	Includes 300 shares held jointly with Mr. Meigs’ wife. Also includes 50 shares held by Mr. Meigs as custodian for his two sons.
(10)	Includes 16,055 shares held in the 401(k) Plan. Also includes 200 shares held jointly with Mr. Morgan’s spouse. Also includes 195 shares owned by Mr. Morgan’s spouse.
(11)	Includes 2,291 shares held in the 401(k) Plan. Also includes 100 shares held jointly with Mr. Phillips’ spouse.
(12)	Includes 20,012 shares held in the 401(k) Plan. Also includes 12,552 shares held jointly with Mr. Sellers’ spouse.
(13)	Includes 54,886 shares held jointly with Mr. Sheffield’s spouse.
(14)	Includes 9,600 shares held by the James C. Stanley Trust, of which Dr. Stanley is the Trustee.
(15)	Includes 3,390 shares held in the 401(k) Plan. Also includes 4,185 shares held jointly with Mr. Steen’s spouse.
(16)

Includes 1,946 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Whitted may acquire beneficial ownership within 60 days.

(17)

Includes 544 shares held jointly with Mr. Wilson’s spouse. Also includes 200 shares owned by Mr. Wilson’s two children. Also includes 114 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Wilson may acquire beneficial ownership within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of Bancshares and persons who own more than 10% of a registered class of Bancshares’ equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock of Bancshares. Directors, executive officers and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish Bancshares with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to Bancshares and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) reports applicable to its directors, executive officers and greater than 10% beneficial owners were timely filed, except for one late Form 4 filed by Mr. Corgill to report one transaction.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four (4) directors who are independent directors as defined under the applicable Nasdaq listing standards and the Securities and Exchange Commission rules currently in effect.

The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management Bancshares’ audited financial statements as of, and for, the year ended December 31, 2006.

•

We have discussed with the independent auditors, Mauldin & Jenkins, Certified Public Accountants, LLC, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as may be modified or supplemented.

•

We have received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and have discussed with the independent auditors the auditors’ independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in Bancshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

It should be noted that management is responsible for Bancshares’ financial reporting process including its system of internal controls and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Bancshares’ independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review this process. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

This report furnished by the Audit Committee:

Wayne C. Curtis, Chairman

Hardie B. Kimbrough

William G. Harrison

Jack W. Meigs

INDEPENDENT PUBLIC ACCOUNTANTS

Mauldin & Jenkins, Certified Public Accountants, LLC (“Mauldin & Jenkins”) served as the principal accountant for the 2006 fiscal year, and Mauldin & Jenkins has been selected to serve as the principal accountant for the 2007 fiscal year. Mauldin & Jenkins has been engaged as the principal accountant since February 25, 2005.

On February 25, 2005, the Audit Committee of the Board of Directors dismissed Ernst & Young LLP (“Ernst & Young”) as Bancshares’ principal accountant, effective upon completion of the annual audit for Bancshares’ 2004 fiscal year, and notified Mauldin & Jenkins that they had been engaged to serve as Bancshares’ principal accountant for the 2005 fiscal year effective February 25, 2005. The Audit Committee approved the dismissal of Ernst & Young and the appointment of Mauldin & Jenkins.

Ernst & Young’s reports on Bancshares’ financial statements for the two years ended December 31, 2004 and 2003, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During Bancshares’ fiscal years ended 2003 and 2004, and from January 1, 2005, through February 25, 2005, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement(s) in connection with any reports. Furthermore, no “reportable events” as defined in the Federal securities laws occurred during Bancshares’ fiscal years ended 2003 and 2004, or from January 1, 2005, through February 25, 2005.

During Bancshares’ fiscal years ended 2003 and 2004, and from January 1, 2005, through February 25, 2005, the date of the engagement of Mauldin & Jenkins as Bancshares’ principal accountant, neither Bancshares nor anyone on its behalf consulted Mauldin & Jenkins regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on Bancshares’ financial statements, or any matter that was either the subject of a “disagreement” or a “reportable event” as defined in the Federal securities laws.

A representative from Mauldin & Jenkins is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Pre-Approval Policies and Procedures

During 2005 the Audit Committee of the Board of Directors adopted policies and procedures for the pre-approval of audit and permissible non-audit services performed by the independent auditor. Pursuant to these policies and procedures, the Audit Committee generally is required to pre-approve the audit and permissible non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, the service will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. On an annual basis, the Audit Committee may pre-approve specific services that are expected to be provided to Bancshares by the independent auditor during the following twelve months.

Audit and Other Service Fees

The following table sets forth the aggregate fees billed to Bancshares for the audit and other services provided by Mauldin & Jenkins, Bancshares’ principal accountant for 2006 and 2005.

	2006	2005
Audit Fees	$110,000	$105,000
Audit-Related Fees	$14,357	$22,803
Tax Fees	$0	$0
All Other Fees	$0	$0

Audit Fees

Audit fees for the last two fiscal years were for professional services rendered by Mauldin & Jenkins relating to the audit of Bancshares’ annual financial statements, the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, and the review of financial statements included in Bancshares’ Forms 10-Q.

Audit-Related Fees

Audit-related fees for the last two fiscal years were for professional services rendered by Mauldin & Jenkins that are reasonably related to the performance of the audit or review of Bancshares’ financial statements and are not reported under “Audit Fees.” These fees represent the aggregate fees billed for services relating to employee benefit plan audits and potential business acquisitions. All of these services were pre-approved by the Audit Committee.

Tax Fees

Tax fees represent the fees billed for services relating to tax compliance, tax advice and tax planning. No tax fees were billed for each of the last two fiscal years by Mauldin & Jenkins.

All Other Fees

Other than the services reported in the categories described above, no other fees were billed for each of the last two fiscal years by Mauldin & Jenkins.

SHAREHOLDER PROPOSALS

If any shareholder wishes to present a proposal to be included in the proxy materials for Bancshares’ 2008 Annual Meeting of Shareholders, the shareholder must comply with applicable securities regulations, including providing adequate notice to Bancshares. Such proposals must be received at Bancshares’ executive offices on or before December 5, 2007, in order to be considered for inclusion in Bancshares’ proxy materials relating to such meeting.

A shareholder must notify Bancshares before February 18, 2008, of a proposal for the 2008 Annual Meeting which the shareholder intends to present other than by inclusion in Bancshares’ proxy materials. If Bancshares does not receive such notice prior to February 18, 2008, proxies solicited by the Board of Directors of Bancshares will be deemed to have conferred discretionary authority to vote upon any such matter.

Any proposal must be submitted in writing, by certified mail-return receipt requested, to the following address:

Larry M. Sellers, Secretary

United Security Bancshares, Inc.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

OTHER MATTERS

We do not know of any matters to be presented for action at the Annual Meeting other than those set forth in the notice of the Annual Meeting and discussed in this Proxy Statement.

Bancshares will furnish to shareholders without charge, upon written request, a copy of Bancshares’ Annual Report on Form 10-K, including the accompanying financial statements and schedules, required to be filed with the Securities and Exchange Commission for the year ended December 31, 2006. Copies of the exhibits to the Form 10-K also will be available upon payment of a reasonable fee for copying charges. Requests should be made to:

Larry M. Sellers, Secretary

United Security Bancshares, Inc.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

Please sign and date the enclosed proxy and return it by facsimile (334) 636-9606 or by mail in the accompanying envelope as promptly as possible. You may revoke the proxy by giving written notice of revocation to the Secretary of Bancshares at any time prior to the voting thereof, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.	PURPOSE.

A. The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of United Security Bancshares, Inc. (the “Company”) in fulfilling its oversight responsibilities with respect to: the financial reports and other financial information provided by the Company to its stockholders and others; the Company’s financial policies and procedures and disclosure controls and procedures; the Company’s system of internal controls; and the Company’s auditing, accounting and financial reporting processes.

B. In carrying out this function, the Committee shall serve as an independent and objective party to oversee the Company’s financial reporting process and internal control system; review and evaluate the qualifications and independence of the Company’s independent accountants; approve all audit and permissible non-audit services provided by the Company’s independent accountants; review and evaluate the audit efforts of the Company’s independent accountants and the Internal Auditor; and provide open communication among the independent accountants, financial and senior management, legal counsel, the Internal Auditor and the Board.

C. The Committee will fulfill its oversight role primarily by carrying out the activities enumerated in Section IV of this Charter.

II.	MEMBERSHIP.

A. The Committee shall be comprised of not less than three members of the Board, each of whom shall be independent as determined in accordance with applicable law (including SEC and NASDAQ rules). All members of the Committee shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement, or meet such other standard required by applicable law (including SEC and NASDAQ rules). At least one member of the Committee shall be a “financial expert” as defined by SEC rules.

B. The members of the Committee shall be elected by the Board at the annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department (if any) and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.	KEY RESPONSIBILITIES.

A. The Committee’s job is one of oversight and it recognizes (i) that the Company’s management is responsible for preparing the Company’s financial statements and (ii) that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management including the internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditor’s work.

B. The following functions shall be the common recurring activities of the Committee in carrying out its oversight function:

1. Be directly responsible for the appointment, compensation and oversight of the work of the independent auditors employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) to audit the financial statements of the Company and its divisions and subsidiaries. The independent auditors so selected shall be a registered public accounting firm as and when required by the Securities Exchange Act of 1934 and/or the rules and regulations promulgated thereunder (the “Exchange Act”).

2. Preapprove, consistent with the requirements of Section 10A of the Exchange Act, all auditing services and non-audit services provided to the Company by its independent auditors, other than such non-audit services as are prohibited to be performed by the independent auditors pursuant to such Section 10A as amended and other than as provided in the de minimus exception set forth in such Section 10A as amended. The committee may delegate to one or more designated members of the committee the authority to grant the required preapprovals, provided that the decisions of any member(s) to whom such authority is delegated to preapprove an activity shall be presented to the full committee at each of its scheduled meetings.

3. The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 and Independence Board Standard No. 1.

4. As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the SEC and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company’s filing of the applicable Form 10-Q.

5. Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

6. Receive and review from the independent auditors reports of the following information as and when required by Section 10A(k) of the Exchange Act: (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (iii) other material written communications between the independent auditors and the management of the Company, such as any management letter or schedule of unadjusted differences.

7. Review with the independent auditors, the Company’s internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

8. Ensure, as required by law, the regular rotation of (i) the lead or coordinating audit partner having primary responsibility for the audit or review, (ii) the concurring audit partner(s), and (iii) any other significant audit team partners.

9. Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

10. Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

11. Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

12. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

13. Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

14. Have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

15. Determine appropriate funding, to be provided by the Company, for payment of compensation to the independent auditors employed by the Company for the purpose of rendering or issuing an audit report and to any advisers employed by the Committee.

16. If not otherwise approved by a majority of the non-interested members of the Board of Directors, review and approve, where appropriate, all related party transactions to be entered by the Company or any subsidiary outside of the ordinary course of business.

17. Submit the minutes of all meetings of the Committee to, or discuss substantive matters discussed at each committee meeting with, the board of directors.

18. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

19. Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about (i) any significant deficiencies in the design or operation of internal controls over financial reporting or material weaknesses therein and (ii) any fraud involving management or other employees who have a significant role in the Company’s internal controls over financial reporting.

* * * * *

APPENDIX B

CHARTER OF THE

COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF

UNITED SECURITY BANCSHARES, INC.

Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors of United Security Bancshares, Inc. (the “Corporation”) is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Committee reviews, recommends and approves salaries and other compensation of the Corporation’s executive officers, administers the Corporation’s stock option plans (including reviewing, recommending and approving stock option grants to executive officers), and oversees and administers the Corporation’s other equity-based plans.

Membership and Structure

The Compensation Committee shall consist solely of independent directors (as defined in the applicable rules for NASDAQ-traded issuers as well as applicable federal law and as set forth in the Corporation’s Guidelines on Significant Corporate Governance Issues). Appointment to the Committee, including designation of the Chair of the Committee, shall be made on an annual basis by the full Board upon recommendation of the Nominating, Executive and Corporate Governance Committee of the Board. Meetings of the Compensation Committee shall be held at such times and places as the Compensation Committee shall determine, including by written consent. When necessary, the Committee shall meet in executive session outside of the presence of any senior executive officer of the Corporation. The Chair of the Compensation Committee shall report on activities of the Committee to the full Board. In fulfilling its responsibilities, as set forth below, the Compensation Committee shall have authority to delegate its authority to subcommittees, in each case to the extent permitted by applicable law.

Responsibilities

The Compensation Committee shall:

1.	Meet in executive session to determine the compensation of the Chief Executive Officer (the “CEO”) of the Corporation. In determining the amount, form, and terms of such compensation, the Committee shall consider the annual performance evaluation of the CEO conducted by the Board of Directors in light of corporate goals and objectives relevant to CEO compensation, competitive market data pertaining to CEO compensation at comparable companies, and such other factors as it shall deem relevant, and shall be guided by, and seek to promote, the best interests of the Corporation and its shareholders.

2.	Determine salaries, bonuses, and other matters relating to compensation of the executive officers of the Corporation. In determining the amount, form, and terms of such compensation, the Committee shall consider the officer’s performance in light of corporate goals and objectives relevant to executive compensation, competitive market data pertaining to executive compensation at comparable companies, and such other factors as it shall deem relevant, and shall be guided by, and seek to promote, the best interests of the Corporation and its shareholders. The CEO of the Corporation may be present at meetings during which such compensation (other than for the CEO) is under review and consideration but may not vote.

3.	Review and make recommendations with respect to stockholder proposals related to compensation matters.

B-1

4.	Review and make recommendations to the Board regarding the Corporation’s policies and procedures pertaining to director compensation. Review and make recommendations from time to time on the adequacy and effectiveness of Board compensation in relation to other U.S. bank holding companies and/or other financial institutions.

5.	Review and make recommendations to the Board regarding executive compensation and benefit plans and programs.

6.	As requested by the Corporation’s management, review, consult and make recommendations and/or determinations regarding employee compensation and benefit plans and programs generally, including employee bonus and retirement plans and programs (except to the extent specifically delegated to a Board appointed committee with authority to administer a particular plan).

7.	Oversee and administer the Corporation’s stock option or other equity-based plans, including the review and grant of stock options to all eligible employees under the Corporation’s existing stock option plans.

8.	Provide and approve the Compensation Committee Report to be included in the Corporation’s annual proxy statement.

9.	Review and discuss with management the Compensation Discussion and Analysis (“CD&A”) required by the rules of the Securities and Exchange Commission and, based on such review and discussion, recommend to the Board that the CD&A be included in the Corporation’s annual report on Form 10-K or the Corporation’s annual proxy statement.

10.	When appropriate, be authorized to designate one or more of its members to perform certain of its duties on its behalf, subject to such reporting to or ratification by the Committee as the Committee shall direct.

11.	Annually review and reassess the adequacy of its charter and recommend any changes to the full Board.

In fulfilling its responsibilities, the Compensation Committee shall have the authority, and shall be afforded resources sufficient, to engage independent compensation consultants or legal advisers when determined by the Committee to be necessary or appropriate. The Compensation Committee shall have sole authority to retain and terminate any such consultant or legal adviser, including sole authority to approve the fees and other retention terms.

* * * * *

B-2

APPENDIX C

CHARTER OF THE

NOMINATING, EXECUTIVE AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

I.	Purpose

The purpose of the Nominating, Executive and Corporate Governance Committee (the “Committee”) of United Security Bancshares, Inc. (the “Corporation”) is to (a) identify individuals qualified to become members of the Board of Directors (the “Board”), consistent with criteria approved by the Board, and to recommend that the Board select the director-nominees for each annual meeting of shareholders; (b) take certain actions on behalf of the Board between meetings of the Board; (c) develop and recommend to the Board a set of corporate governance principles applicable to the Corporation; (d) oversee the evaluation of the board and management; and (e) take such other actions within the scope of this charter (this “Charter”) as the Committee deems necessary or appropriate.

II.	Membership

The Committee shall be composed of not less than three (3) directors. Each member of the Committee must be independent. Members of the Committee shall be considered independent if, in the business judgment of the Board, they meet the independence requirements of applicable law and listing standards. The Committee and its Chairperson shall be appointed annually by the Board. Committee members may be removed by a majority vote of the independent directors of the Board. Vacancies will be filled by majority vote of independent directors of the Board.

III.	Duties and Responsibilities

A. The Board delegates to the Committee the express authority to do the following, to the fullest extent permitted by applicable law and the Corporation’s charter and bylaws:

1.	Board Composition. Make recommendations to the Board of Directors regarding the composition of the Board of Directors, including such matters as (a) the size of the Board of Directors; (b) the mix of inside and outside directors; (c) the Board’s criteria for selecting new directors; (d) the retirement policy for members of the Board of Directors; and (e) the independence of existing and prospective members.

2.	Candidates and Nominees. Identify and recommend, as appropriate, to the Board of Directors new candidates for the Board of Directors. Review and develop the Board’s criteria for selecting new directors, including standards for director independence. Review the qualifications of candidates for election to the Board of Directors and recommend to the Board of Directors a slate of nominees to be proposed for election as directors at annual meetings of the shareholders. Establish procedures to solicit, review, and recommend to the Board, potential director-nominees proposed by shareholders.

Criteria that will be used in connection with evaluating and selecting new directors will include factors relating to whether the director candidate would meet the definition of “independence” required by NASDAQ, as well as skills, occupation, and experience in the context of the needs of the Board.

3.	Current Directors. Review the suitability of each Board member for continued service when his or her term expires and when he or she has a significant change in status.

4.	Annual Review; Charter. Conduct an annual performance evaluation of the Committee and Committee duties and responsibilities, including a review and assessment of the adequacy of this Charter. Recommend any proposed changes to the Board for approval. Publish this Charter as required by the rules and regulations of applicable law and as otherwise deemed advisable by the Committee.

5.	Committees. Evaluate the nature, structure, operations and procedures (including the authority to delegate to subcommittees) of other Board committees and make recommendations to the Board of Directors concerning same. Make recommendations to the Board as to qualifications of members of the Board’s committees, committee member appointment and removal, and committee reporting to the Board.

6.	Evaluations of Board, Management and Committees. Take such steps as the Committee deems necessary or appropriate with respect to the evaluation of the Board, management, and each Board committee and make recommendations to the Board based on such evaluation as deemed appropriate.

7.	Governance Guidelines. Oversee the structure of corporate governance of the Corporation, including: (A) developing and recommending to the Board a set of corporate governance guidelines (the “Guidelines”) of the Corporation; (B) monitoring and reassessing the adequacy of the Guidelines at least annually; and (C) recommending to the Board for approval any such changes to the Guidelines as the Committee believes are appropriate.

8.	Orientation and Education. Develop with management and monitor the process of orienting new directors and continuing education for existing directors.

9.	Board Meetings. Monitor both the effectiveness of the meetings of the Board of Directors and the quality of the management reports to the Board of Directors and, as appropriate, recommend to the Board of Directors and to management actions designed to improve meetings of the Board of Directors.

10.	Recommendations; Reports. Make recommendations and report to the Board and other Board committees with respect to nominating and corporate governance policies of the Corporation, any of the foregoing matters, or any other matter for which the Committee has been delegated responsibility.

11.	Executive Committee Action. Serve as the Executive Committee of the Board and take such actions on behalf of the Board between meetings of the Board, provided such actions are within the scope of actions delegated to the Committee by the Board.

12.	Other Actions. Perform any other activities consistent with this Charter, the Corporation’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

IV.	Subcommittees

The Committee shall have the authority to create one or more subcommittees, consisting of one of more members of the Committee, but no subcommittee will have any final decision-making authority on behalf of the Committee or the Board. Any such subcommittee shall keep the Committee advised of its activities.

V.	Meetings

It is anticipated that regular meetings of the Committee shall be held twice each year, but the Committee shall have the authority to alter or amend such schedule and may meet more or less frequently. The Committee shall meet at such times as deemed appropriate by the Chief Executive Officer of the Corporation, the Chairperson of the Committee, or by any two (2) members of the Committee. A quorum for the transaction of any business by the Committee shall be a majority of the members of the Committee. The act of a majority of the members of the Committee shall be the act of the Committee. In addition, the Chairperson and members of the Committee may meet informally or by telephone. Otherwise, unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws applicable to meetings of the Board will govern meetings of the Committee.

VI.	Minutes

The Committee shall keep minutes of each meeting.

VII.	Reliance; Experts; Cooperation

A. Retention of Counsel and Advisors. The Committee has the power, in its discretion, to retain at the Corporation’s expense such independent counsel and other advisors and experts, as it deems necessary or appropriate to carry out its duties.

B. Search Firm. The Board delegates to the Committee the sole authority, in its discretion, (a) to decide whether to retain a consultant or search firm to assist the Committee in identifying, screening and attracting director candidates, (b) to terminate any such firm, and (c) to approve any compensation payable by the Corporation to such consultant or search firm, including the fees, terms and other conditions for the performance of such services.

C. Reliance Permitted. In carrying out its duties, the Committee will act in reliance on management, the independent public accountants, internal auditors, and outside advisors and experts, as it deems necessary or appropriate.

D. Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

E. Required Participation of Employees. The Committee will have unrestricted access to the independent public accountants, the internal auditors, outside counsel, and anyone else in the Corporation, and may require any officer or employee of the Corporation or the Corporation’s outside counsel or independent public accountants to attend any meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.

* * * * *

REVOCABLE PROXY

UNITED SECURITY BANCSHARES, INC.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

SOLICITED BY THE BOARD OF DIRECTORS

UNITED SECURITY BANCSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 8, 2007

The undersigned hereby appoints Hardie B. Kimbrough and R. Terry Phillips, and each of them, as proxies for the undersigned, or such other persons as the Board of Directors of United Security Bancshares, Inc. (“Bancshares”) may designate, with full power of substitution, to represent and act for and in the name and stead of the undersigned and to vote all of the shares of Common Stock of Bancshares, which the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders of Bancshares to be held on May 8, 2007, and at any and all adjournments or postponements thereof.

	For	With- hold	For All Except
The election of all the nominees listed below to serve as directors until the 2008 Annual Meeting of Shareholders or until their successors shall be elected and qualified.	☐	☐	☐

NOMINEES:

Dan R. Barlow	Jack W. Meigs
Linda H. Breedlove	R. Terry Phillips
Gerald P. Corgill	Ray Sheffield
Wayne C. Curtis	James C. Stanley
John C. Gordon	Howard M. Whitted
William G. Harrison	Bruce N. Wilson
Hardie B. Kimbrough

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN BY THE SHAREHOLDER. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES.

Please sign exactly as name appears herein and date this proxy in the space provided.	Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided or fax to (334) 636-9606.

UNITED SECURITY BANCSHARES, INC.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL OR FAX YOUR PROXY TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND

RETURN THIS PORTION WITH THE PROXY.